Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES WALTER MORRIS, JR.

TO ITS BOARD OF DIRECTORS

Riverwoods, IL, June 12, 2014 – Discover Financial Services (NYSE: DFS) has announced that Walter H. Morris, Jr. has joined the company’s Board of Directors.

Mr. Morris has served as a senior managing director of Brock Capital Group, LLC, an advisory and investment banking firm, since 2010. He retired from Ernst & Young LLP in 2010 where he was a principal. During his 14-year tenure, he provided consulting and advisory services, including fraud investigations, structured finance and real estate finance, to large financial services clients. He also served on one of the firm’s governance committees for a three-year term.

“Walter brings with him more than 30 years of experience and knowledge in the financial services industry,” said David Nelms, chairman and chief executive officer for Discover. “Walter’s strong financial background, including his extensive experience in banking, will play a key role as we solidify Discover as a leading direct bank and payments partner.”

Prior to joining Ernst & Young LLP, Mr. Morris held executive leadership positions in corporate and international banking, capital markets, mortgage banking and real estate finance. He has served as president and chief executive officer of a large U.S. mortgage bank and senior vice president of a major commercial bank. In July 2010, Mr. Morris was appointed to serve a four-year term on the Board of the Directors of the Federal Home Loan Banks – Office of Finance and is an Audit Committee member.

Mr. Morris serves on the Audit Committee of the company’s Board of Directors.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers home loans, private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Investor Contact:

Bill Franklin

Investor Relations

224-405-1902

williamfranklin@discover.com

Media Contact:

Jon Drummond

Public Relations

224-405-1888

jondrummond@discover.com